EXHIBIT 99.2

Letter to Stockholders

August 9, 2022

Dear Harrow Stockholders:

Today I was delighted to report our eighth consecutive quarter of record financial results, including the addition of nearly $5 million in new cash generated from operations, making the cash position on our balance sheet at the end of the second quarter a total of more than $46 million. Our business remains strong, and as I will discuss, I believe the second half of 2022 will be a very consequential period for Harrow.

At the beginning of 2022, the Harrow leadership team developed a Five-Year Strategic Plan that included an ambitious list of operational and financial goals that we believed, if achieved, would transform Harrow into a leading U.S. eyecare company. Our plan included leveraging our strong U.S. market position by investing some of our profits into the Harrow eyecare platform, which includes our large, growing, and loyal customer base, production and distribution capabilities for our innovative family of products, and information technology that seamlessly knits the platform together. Our objective was to better serve our customers with new and high-value pharmaceutical products, including our market-leading compounded pharmaceutical products (CPPs) and branded pharmaceuticals products (BPPs). Our formal and anecdotal market research confirmed that Harrow’s customers wanted access to such a platform, and that is what we are working to deliver.

I’ll talk more about our execution of our Five-Year Strategic Plan later, but first, let’s go over our second quarter financial results.

Second Quarter Core Results

Beginning in 2022, we began providing additional non-GAAP financial metrics – Core Results, which we define as the after-tax earnings and other operational and financial metrics generated from our principal business.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net revenues	$23,323,000	$18,134,000	$45,443,000	$33,577,000
Gross margin	72%	76%	73%	76%
Core gross margin(1)	73%	76%	74%	76%
Net loss	(6,239,000)	(2,950,000)	(8,677,000)	(2,733,000)
Core net income(1)	254,000	2,087,000	967,000	4,531,000
Adjusted EBITDA(1)	4,505,000	5,698,000	9,445,000	9,974,000
Diluted net loss per share	(0.23)	(0.11)	(0.32)	(0.10)
Core diluted net income per share(1)	0.01	0.07	0.04	0.16

(1)	Core gross margin, core net income, core diluted net income per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

Financial Highlights and Key Metrics

Revenues of $23.3 million for the second quarter of 2022 represent our eighth consecutive quarter of record revenues, a 29% increase over prior-year revenues of $18.1 million as well as a 5% sequential increase over revenues for the first quarter of 2022.

Our second quarter revenues included the transfer of profits from sales of IOPIDINE® and MAXITROL® from the prior owner for the majority of the second quarter, with the transfer of the New Drug Applications (NDAs) from these products to Harrow being completed in mid-June. We then successfully re-launched IOPIDINE and MAXITROL under the Harrow umbrella and recorded our first revenues from sales of these products before the end of the second quarter.

Second quarter sales of DEXYCU®, which is sold under a Commercial Alliance Agreement between Harrow and EyePoint Pharmaceuticals, decreased slightly over the prior quarter due to a decrease in the product’s average sales price (ASP). This is a trend that we expect to continue throughout the remainder of the year following the July 15, 2022, issuance of CMS’ Proposed CY 2023 Payment Rule for Hospital Outpatient Services and Ambulatory Surgery Centers (ASCs). Based on the summary in the proposed rule, DEXYCU will no longer qualify as a separately payable product in an ASC or outpatient setting and will instead be bundled into the general cataract procedure code effective January 1, 2023, when the Final Rule, if approved as currently proposed, will go into effect. We do not expect the status of DEXYCU to materially affect our business, and any decrease in our revenues related to DEXYCU commissions should be replaced by products Harrow currently sells as well as anticipated organic and inorganic growth anticipated during 2023.

Revenue per shipping day was a record $364,000 in the second quarter of 2022, a 4% sequential increase over the first quarter of 2022.

The total product units distributed was approximately 718,000 for the second quarter of 2022, a 4% sequential increase over the first quarter of 2022 and another distribution record for our company.

Core gross margin was 73% in the second quarter of 2022 compared with core gross margin of 76% in the prior-year second quarter. Gross margins during the second quarter period were affected, in part, by a one-time partial inventory purge at our New Jersey facility. We do not expect such events to occur again, and therefore believe core gross margin should float back to recent historical levels and beyond in the coming quarters as more of our revenue is expected to come from BPPs.

Selling, general and administrative expenses for the second quarter of 2022 increased to $14.2 million over the prior-year quarter’s $9.1 million, largely as a result of our initiatives to add key talent, support the transition and implementation of recently acquired branded products, increased expenses associated with the expansion of our commercial activities, and increased stock-based compensation associated with performance (market-based vesting) stock units that were granted in July 2021.

Research and development costs increased to $914,000 in the second quarter of 2022, compared with $425,000 in the prior-year quarter. This increase was primarily the result of increased costs associated with the clinical programs for AMP-100 and MAQ-100 and program fees associated with IOPIDINE.

GAAP operating income was $1.7 million for the second quarter of 2022, compared with $4.2 million during the same period last year.

Adjusted EBITDA was $4.5 million for the second quarter of 2022 compared with Adjusted EBITDA of $5.7 million reported in the prior-year quarter. Core net income was $254,000 for the second quarter of 2022 compared with core net income of $1.6 million in the second quarter of 2021.

Core diluted net income per share for the second quarter of 2022 was $0.01 compared with $0.06 during the same period last year.

A reconciliation of all non-GAAP financial measures in this letter begins on page 7.

Selected highlights regarding GAAP operating results for the three months and six months ended June 30, 2022, and for the same periods in 2021 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Total revenues	$23,323,000	$18,134,000	$45,443,000	$33,577,000
Cost of sales	6,534,000	4,417,000	12,497,000	8,187,000
Gross profit	16,789,000	13,717,000	32,946,000	25,390,000
Selling, general and administrative	14,185,000	9,123,000	27,583,000	17,287,000
Research and development	914,000	425,000	1,572,000	1,017,000
Total operating expenses	15,099,000	9,548,000	29,155,000	18,304,000
Income from operations	1,690,000	4,169,000	3,791,000	7,086,000
Total other expense, net	7,889,000	6,647,000	12,428,000	9,347,000
Income taxes	40,000	-	40,000	-
Net loss attributable to Harrow Health, Inc.	(6,239,000)	(2,478,000)	(8,677,000)	(2,261,000)
Preferred dividends and accretion of preferred stock discount	-	(472,000)	-	(472,000)
Net loss attributable to Harrow Health, Inc. common stockholders	$(6,239,000)	$(2,950,000)	$(8,677,000)	$(2,733,000)
Net loss per share of common stock, basic and diluted	$(0.23)	$(0.11)	$(0.32)	$(0.10)

Growth is the Plan

I previously referred to our Five-Year Strategic Plan, which was created, in part, to ensure that the Harrow eyecare platform has the infrastructure, systems, resources, and talent needed to execute on the growth we expect in our CPP business and new and even more dramatic revenue growth we expect from the integration of FDA-approved BPPs into the Harrow platform.

These investments we are making, as well as other operational moves we intend to make, are consistent with what I first disclosed and referred to in my 4Q20 Stockholders’ Letters as the “next major phase of growth for Harrow.” As we proceed, the Harrow management team is committed to having our platform ready and able to sustain the growth we expect, in keeping with our Five-Year Strategic Plan.

As a stockholder myself, I believe these are but a few items my fellow stockholders should be particularly excited about:

●	In late September, we expect to launch a new and exciting compounded formulation at the upcoming American Academy of Ophthalmology (AAO) meeting in Chicago. This will be a premium-priced, patent-pending product that we’ve been working on for several years and that we believe could fill a large unmet need for acute sight-threatening needs in ophthalmology and optometry practices across the country. We hope we can visit with some of our stockholders at the AAO meeting and discuss this exciting new product launch.

●	Following our October 16th PDUFA target action date for AMP-100, a patented ocular surface anesthetic drug candidate, we expect to begin commercialization activities in furtherance of an expected launch at or around the time of the American Society of Cataract and Refractive Surgery (ASCRS) meeting in San Diego in May of 2023.

We are very excited about the potential we see to offer our customers a completely new ocular anesthesia solution for the broad ocular procedures category, including cataract surgery and intravitreal injections. Our market research has validated that there are massively diverse approaches to ocular anesthesia, with doctors using different active pharmaceutical ingredients at different time intervals during these procedures. We believe AMP-100 has the potential to provide ophthalmologists with a market-differentiated, reimbursable – unifying solution – to anesthesia and intra-procedure pain. It should go without saying that as we achieve success in educating doctors about AMP-100’s clinical benefits, this will in turn lead to success in growing our revenues and profits.

We believe that the U.S. market AMP-100 could impact exceeds 12 million procedures annually, and it’s a market that we already serve, in part, in a significant way with other products.

●	On August 4, 2022, we had a successful Type B meeting with the FDA on our MAQ-100 program, during which the FDA provided clarity on what would be required in a future NDA filing for MAQ-100. We are currently awaiting the release of the FDA’s minutes from the meeting, as well as the completion of additional discussions with our Japanese manufacturing partner, but we remain optimistic we will be able to efficiently advance this program as we had intended.

●	Later this year, we expect to launch yet another new, patent-pending, chronic care suite of compounded formulations that address a large and growing market in the United States. This is a family of products that we have been working on for many years, that we have, over the past year or so, had positive market acceptance testing with, and that we are excited to make more broadly available soon.

●	Last, but certainly not least, we are hard at work trying to close transactions, which are at various stages of completion, that we strongly believe will add value to our company in several important ways.

Investments and Royalties

Harrow owns non-controlling equity positions in Surface Ophthalmics, Melt Pharmaceuticals, and Eton Pharmaceuticals, companies founded as Harrow subsidiaries before being deconsolidated into independent and separately managed companies.

●	We own approximately 3.5 million shares of Surface Ophthalmics common stock or about 20% of the outstanding equity interests. Surface is focused on ocular surface disease, specifically dry eye disease. The U.S. market for dry eye disease is large and growing and importantly, continues to be underserved by the current weak array of available FDA-approved products. Harrow also owns royalty rights on all three active Surface drug development programs:

SURF-100 for Chronic Dry Eye Disease

○	Surface completed its 350-patient Phase 2 clinical trial, comparing five active arms of SURF-100 study drugs with the current market-leading prescription chronic dry eye treatments, Xiidra® and Restasis®.

○	Based on the SURF-100 Phase 2 clinical trial results, which exceeded our expectations, we believe Surface possesses a clinically superior medicine relative to all currently approved drugs and known data from drug candidates in development, for the highly underserved chronic dry eye disease market. We also believe that Surface has distinguished itself in its SURF-100 trial design, going up against the market leaders, and the success in doing so should translate meaningfully, from a commercial perspective, as Surface or other parties interested in Surface consider the impact of the SURF-100 program.

SURF-200 for Acute Dry Eye

○	Surface has completed enrollment of its Phase 2 clinical trial and expects to announce top-line results later this year.

SURF-201 for Pain and Inflammation Following Ocular Surgery

○	Surface reported that its Phase 2 SURF-201 study, with twice-daily dosing, met the primary endpoints of absence of inflammation at both Day 8 and Day 15, and was found to be safe and well-tolerated by the patient group. In addition, a secondary endpoint showed almost 90% of patients given SURF-201 were pain free at Day 15.

●	We own approximately 3.5 million shares of Melt Pharmaceuticals common stock or about 46% of the outstanding equity interests. We also own a $13.5 million senior secured note receivable from Melt and royalty rights on its flagship drug candidate, MELT-300.

○	We believe MELT-300, a patented non-opioid sublingually delivered sedation and analgesia drug candidate, has the potential to transform the way U.S. cataract surgery patients are sedated. In addition, Melt’s drug candidates and related patented technologies may have a broader application that goes beyond ophthalmic surgery and for a global market.

○	Melt began enrolling patients in a Phase 2 efficacy study of MELT-300 during the fourth quarter of 2021. Melt has enrolled more than 200 patients out of 350 in the MELT-300 program and expects to report top-line clinical results in the fourth quarter of 2022.

●	We own just under 2.0 million shares of common stock of Eton Pharmaceuticals (Nasdaq: ETON), an orphan drug-focused pharmaceutical company. We continue to be excited about our investment in Eton and its focus on orphan drugs, and we believe in its mission.

Closing

We are growing Harrow the “old-fashioned way.” We are committed to steady growth, making great pharmaceutical products that we can make a respectable profit on, that are ordered and reordered by customers who appreciate the tremendous value we bring to them and their patients. We focus on an area of healthcare – eyecare – in which we have considerable expertise and experience, and our agile and creative approach to serving our customers allows us to maintain a competitive advantage. While we are quite proud of what we have accomplished to date, we know that our story is just beginning.

Though we are focused on growth and profitability, we remain committed to our corporate values, producing attractive profits for stockholders by using the Harrow eyecare platform as a growth engine that we believe will bear fruit for all its constituents for many years to come.

As always, I want to express my gratitude to all members of the Harrow Family for their hard work and dedication which has led us to this important time in our company’s history. I also want to thank ALL my fellow stockholders for the confidence you have shown in us. We realize that investing in smaller market capitalization companies can be challenging, so we aim to be as transparent as possible. I assure you that your investment in Harrow is a responsibility that every member of the Harrow Family takes very seriously, and we appreciate your continued confidence and support.

I look forward to updating you on our accomplishments and progress in my next Letter to Stockholders in November of 2022.

Sincerely,

Mark L. Baum

Founder, Chief Executive Officer, and Chairman of the Board

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income and core diluted net income per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net (loss) income attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, gain or forgiveness of debt, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net (loss) income attributable to Harrow Health, Inc. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net (loss) income as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net (loss) income, for the three months ended June 30, 2022, and for the same period in 2021:

	For the Three Months Ended June 30,
	2022	2021
GAAP net (loss) income	$(6,239,000)	$(2,478,000)
Stock-based compensation and expenses	1,993,000	1,078,000
Interest expense, net	1,794,000	1,314,000
Income taxes	40,000	-
Depreciation and amortization	424,000	412,000
Amortization of intangible assets	398,000	39,000
Investment loss, net	6,095,000	4,526,000
Other expense, net	-	807,000	(1)
Adjusted EBITDA	$4,505,000	$5,698,000

(1)	Includes $756,000 for early extinguishment of loan.

Core Results

Harrow Health Core Results, including core gross margin, core net income, core operating income, core EPS (basic and diluted), and core operating margin, exclude all amortization and impairment charges of intangible assets, excluding software development costs, net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), preferred stock dividends, and gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition related items, the integration and divestment related income and expenses, divestment gains and losses, restructuring charges/releases and related items, legal related items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, a non-GAAP measure, to the most comparable GAAP measure for the three and six months ended June 30, 2022, and for the same period in 2021:

For the Three Months Ended June 30, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$16,789,000	$341,000	$-	$17,130,000
Gross margin	72%			73%
Operating income	1,690,000	398,000	-	2,088,000
(Loss) income before taxes	(6,199,000)	398,000	6,095,000	294,000
Taxes	(40,000)	-	-	(40,000)
Net (loss) income	(6,239,000)	398,000	6,095,000	254,000
Basic (loss) earnings per share ($)(1)	(0.23)			0.01
Diluted (loss) earnings per share ($)(1)	(0.23)			0.01
Weighted average number of shares of common stock outstanding, basic	27,303,458			27,303,458
Weighted average number of shares of common stock outstanding, diluted	27,303,458			28,234,177

For the Six Months Ended June 30, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$32,946,000	$682,000	$-	$33,628,000
Gross margin	73%			74%
Operating income	3,791,000	802,000	-	4,593,000
(Loss) Income before taxes	(8,637,000)	802,000	8,842,000	1,007,000
Taxes	(40,000)	-	-	(40,000)
Net (loss) income	(8,677,000)	802,000	8,842,000	967,000
Basic (loss) earnings per share ($)(1)	(0.32)			0.04
Diluted (loss) earnings per share ($)(1)	(0.32)			0.03
Weighted average number of shares of common stock outstanding, basic	27,265,350			27,265,350
Weighted average number of shares of common stock outstanding, diluted	27,265,350			28,270,639

For the Three Months Ended June 30, 2021
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Other Items	Core Results
Gross profit	$13,717,000	$-	$-	$-	$13,717,000
Gross margin	76%			-	76%
Operating income	4,169,000	39,000	-	-	4,208,000
(Loss) income before taxes	(2,478,000)	39,000	4,526,000	-	2,087,000
Taxes	-	-	-	-	-
Net (loss) income attributable to common stockholders	(2,950,000)	39,000	4,526,000	472,000	2,087,000
Basic (loss) earnings per share ($)(1)	(0.11)				0.06
Diluted (loss) earnings per share ($)(1)	(0.11)				0.07
Weighted average number of shares of common stock outstanding, basic	26,736,970				26,736,970
Weighted average number of shares of common stock outstanding, diluted	26,736,970				28,309,490

For the Six Months Ended June 30, 2021
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Other Items	Core Results
Gross profit	$25,390,000	$-	$-	$-	$25,390,000
Gross margin	76%				76%
Operating income	7,086,000	79,000	-	-	7,165,000
(Loss) Income before taxes	(2,261,000)	79,000	6,713,000	-	4,531,000
Taxes	-	-	-	-	-
Net (loss) income attributable to common stockholders	(2,733,000)	79,000	6,713,000	472,000	4,531,000
Basic (loss) earnings per share ($)(1)	(0.10)				0.15
Diluted (loss) earnings per share ($)(1)	(0.10)				0.16
Weighted average number of shares of common stock outstanding, basic	26,379,943				26,379,943
Weighted average number of shares of common stock outstanding, diluted	26,379,943				27,914,254

(1)	Core basic earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core diluted earnings per share also contemplates dilutive shares associated with equity-based awards and warrants as described in Note 2 and elsewhere in the Condensed Consolidated Interim Financial Statements filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022.

Investment Portfolio

(includes Non-GAAP Values)

	June 30, 2022
Company	Number of Shares of Common Stock	Management Estimated Value
Eton Pharmaceuticals	1,982,000	$5,192,840
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	17,500,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	14,984,312	(3)
Estimated Total Value		$53,427,152

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at June 30, 2022.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at June 30, 2022.
(3)	Represents the principal balance owed under the loan agreement including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carry value related to Harrow’s share of Melt equity losses.

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